Exhibit 99.1

News Release

General Inquiries: (877) 847-0008

www.constellationenergypartners.com

Investor Contact: Charles C. Ward (877) 847-0009

Constellation Energy Partners Looks To Change Its Name To Sanchez Production Partners; Announces New Ticker Symbol And Website

HOUSTON--(BUSINESS WIRE)--Sep. 26, 2014--Constellation Energy Partners LLC (NYSE MKT: CEP) today announced that the company intends to change its name to “Sanchez Production Partners LLC (NYSE MKT: SPP)” after market hours on Friday, Oct. 3, 2014.

The change is part of a broader rebranding of the company undertaken along with efforts to implement the Services Agreements executed in May 2014 with Sanchez Oil & Gas Corporation (“SOG”) and its affiliates.  In conjunction with the rebranding, the company anticipates the following changes will become effective after market hours on Friday, Oct. 3, 2014:

	Currently	Changing To
Name:	Constellation Energy Partners LLC	Sanchez Production Partners LLC
Website:	www.constellationenergypartners.com	www.sanchezpp.com
Ticker:	NYSE MKT: CEP	NYSE MKT: SPP
CUSIP:	21038E 101	79971A 106
ISIN	US21038E1010	US79971A1060

The new logo for Sanchez Production Partners LLC is provided with this news release.  The company anticipates that Sanchez Production Partners LLC will trade under its new ticker symbol “SPP” effective at the open of trading on the NYSE MKT on Monday, Oct. 6, 2014.

About the Company

Constellation Energy Partners LLC is a limited liability company focused on the acquisition, development and production of oil and natural gas properties, as well as related midstream assets.  For more information, please visit the company’s website (www.constellationenergypartners.com).

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.  These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management.  These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors.  Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control.  In addition, management's assumptions about future events may prove to be inaccurate.  Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur.  Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the "Risk Factors" section in our SEC filings and elsewhere in those filings.  All forward-looking statements speak only as of the date of this news release.  We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.  These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.